Exhibit 99.2
Vanguard Natural Resources Announces Closing of Permian Basin Acquisition

Houston, December 4, 2009 – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “Company”) today announced that on December 2, 2009 it closed its previously announced acquisition of certain producing oil and natural gas properties in the Permian Basin from a private seller.  After preliminary purchase price adjustments based on an effective date of October 1, 2009, Vanguard paid $55 million in cash.  The purchase price was funded from borrowings under our reserve-based credit facility.  In conjunction with this acquisition, the Company requested that lenders under our reserve-based credit facility perform an interim borrowing base redetermination.  Pursuant to this interim redetermination, our borrowing base was increased from $170 million to $195 million.

The acquired properties have total estimated proved reserves of 3.2 million barrels of oil equivalent as of October 1, 2009, of which 83% is oil and 65% is proved developed. Vanguard will operate all but one of the wells acquired in this transaction which are located in Ward County, Texas. Based on the current net daily production of approximately 780 Boepd, the properties have a reserve to production ratio of approximately 11 years.

Mr. Scott W. Smith, President and CEO of Vanguard commented, “With the closing of this acquisition we will have increased our current total production by approximately 20% and increased our oil reserves by 74%. After consideration of the oil hedges that we have put in place through 2013, these assets will be a meaningful contributor to our cash flows for years to come.”

In an effort to support stable cash flows from this transaction, Vanguard entered into crude oil swaps based on NYMEX pricing for approximately 90% of the estimated oil production from existing producing wells in the acquired properties for the period beginning January 2010 through December 2013.   A schedule of the oil hedges entered into is shown below:

 Hedging Schedule

Swaps
Contract Period	Volume (Bbls)	Price(1)
January 1, 2010 - December 31, 2010	146,000	$86.24
January 1, 2011 - December 31, 2011	109,500	$86.99
January 1, 2012 - December 31, 2012	91,500	$87.18
January 1, 2013 - December 31, 2013	73,000	$87.43

(1) Weighted Average NYMEX Fixed Price.

In addition to the NYMEX oil price swaps entered into above, the Company recently entered into the following additional NYMEX oil derivative contracts to support the cash flow to be received on its oil production in other areas:

Swaps
Contract Period	Volume (Bbls)	Price
January 1, 2012 - December 31, 2012	45,750	$90.02
January 1, 2013 - December 31, 2013	45,625	$90.02

Collars
Contract Period	Volume (Bbls)	Floor	Ceiling
January 1, 2012 - December 31, 2012	45,750	$80.00	$100.25
January 1, 2013 - December 31, 2013	45,625	$80.00	$100.25

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC

Investor Relations

Lisa Godfrey 832-327-2239

investorrelations@vnrllc.com